Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS STRONG FISCAL FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS

Fiscal Fourth Quarter Results Exceed Guidance;
Company Provides Fiscal 2018 Financial Outlook

CHICAGO, November 3, 2017 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced strong financial results for its fiscal fourth quarter and full-year ended September 30, 2017, and provided its fiscal first quarter and full-year 2018 financial outlook.

For the fiscal fourth quarter, Hill-Rom reported earnings of $1.03 per diluted share compared to $0.77 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.32 per diluted share rose 12 percent from $1.18 per diluted share in the prior-year period, exceeding the company’s previously-issued guidance of $1.26 to $1.30 per diluted share. These results reflect strong revenue growth, continued margin expansion, strategic investments to drive future growth and a lower tax rate. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“Our solid financial performance and progress set a strong foundation for 2018 and beyond. We are confident in the long-term growth prospects of our company,” said John J. Greisch, president and chief executive officer of Hill-Rom. “Our team will continue to focus on driving sustainable and profitable growth across our core portfolio, launching innovative products that address evolving customer needs, and executing cost management initiatives to create value for patients, customers and shareholders.”

Fiscal Fourth Quarter Financial Results

In the fiscal fourth quarter, Hill-Rom’s worldwide revenue of $738 million increased 5 percent compared to the fiscal fourth quarter of last year, or 4 percent on a constant currency basis. Domestic revenue of $513 million grew 3 percent, while revenue outside the U.S. of $225 million advanced 8 percent, or 5 percent on a constant currency basis.

Hill-Rom’s core revenue advanced 3 percent on a constant currency basis, in line with the company’s guidance. Core revenue excludes the impact of foreign currency, the Mortara Instrument acquisition and divestitures.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $371 million declined 3 percent on a reported basis and declined 4 percent on a constant currency basis. Core revenue increased 1 percent on a constant currency basis.

•
Front Line Care: Front Line Care, which includes Welch Allyn, Respiratory Care and Mortara, generated revenue of $245 million, an increase of 16 percent on both a reported basis and constant currency basis. Core revenue advanced 3 percent on a constant currency basis.

•	Surgical Solutions: Surgical Solutions revenue of $122 million rose 9 percent on a reported basis and advanced 7 percent on a constant currency basis.

Gross margin of 49.1 percent was comparable to the prior year gross margin, while operating margin of 15.4 percent improved by 220 basis points. On an adjusted basis, gross margin expanded by 10 basis points to 49.3 percent and operating margin expanded by 70 basis points to 19.3 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Fiscal Full-Year 2017 Financial Results

For the fiscal full-year 2017, Hill-Rom reported earnings of $1.99 per diluted share compared to $1.86 per diluted share in the prior-year period. On an adjusted basis, earnings of $3.86 per diluted share rose 14 percent from $3.38 per diluted share in the prior-year period.

Hill-Rom’s worldwide revenue of $2.74 billion increased 3 percent compared to fiscal 2016, or 4 percent on a constant currency basis. Domestic revenue of $1.90 billion grew 4 percent, while revenue outside the U.S. of $849 million advanced 3 percent, or 4 percent on a constant currency basis. Hill-Rom’s core revenue advanced 3 percent on a constant currency basis.

Gross margin expanded by 80 basis points to 48.1 percent, while operating margin improved 130 basis points to 10.0 percent. On an adjusted basis, gross margin expanded by 20 basis points to 48.3 percent and operating margin expanded by 100 basis points to 16.3 percent.

Fiscal 2017 operating cash flow of $311 million increased approximately $30 million, or 11 percent, versus the prior-year period, and the company returned $47 million to shareholders in the form of dividends and $50 million in share repurchases.

2017 Highlights

Supporting the company’s strategies and financial performance in 2017 were several achievements aimed at transforming the portfolio, advancing innovation and delivering value to shareholders. Highlights include:

•	Enhancing Hill-Rom's diagnostic cardiology franchise and presence in vital signs monitoring with the acquisition and integration of Mortara.

•	Optimizing the company's product portfolio with the divestiture of non-strategic assets enabling Hill-Rom to redirect investment, resources and focus on key, strategic growth platforms.

•	Introducing innovative products and service solutions to drive accelerated future growth, such as:

–
Centrella™ Smart+ bed, which transforms care by providing increased patient safety, satisfaction and caregiver efficiency. With the recent Centrella launch, the company is introducing new features to elevate the patient experience and provide caregivers with an unprecedented level of information that enhances patient care. Centrella is designed with a scalable platform for easy frame and surface upgrades, and includes integration of advanced patient safety applications such as the Hill-Rom® NaviCare® Patient Safety® System.

–
Hill-Rom® Envella™ Air Fluidized Therapy Bed, the company's latest innovative solution providing the highest quality wound care for patients with advanced wounds; and the Hill-Rom® 900 Accella™ bed system, for higher acuity patients in intensive and acute care settings outside the United States.

–
Monarch™ Airway Clearance System, which builds high frequency chest wall oscillation therapy into a mobile vest, allowing a patient to be active and productive while receiving therapy. The system also incorporates LTE or WiFi technology to keep patients wirelessly connected to their care team using Hill-Rom’s VisiView™ Health Portal.

–
Welch Allyn Home™ Hypertension program, allowing patients to monitor their health outside the physician office using the clinically trusted Welch Allyn Home™ Blood Pressure Monitor. The company recently announced that the Welch Allyn Home™ 1700 Series Blood Pressure Monitor with SureBP® technology and Welch Allyn Home™ Weight Scale will now be offered as standard peripherals with Honeywell Life Care

Solution’s Genesis Touch® remote patient monitoring kits. In June, the blood pressure monitor was officially launched on Amazon, a first step in tapping the large and growing retail market.

–	TruSystem™ 3000 Mobile Operating Table, providing a cost-effective, reliable and flexible operating table in most countries in Europe, Latin America, the Middle East, Africa and Asia.

•
Delivering significant value to shareholders through increased dividends and share repurchases. Hill-Rom raised its dividend for the seventh consecutive year and returned $97 million to shareholders through dividends and share repurchases during fiscal 2017.

Fiscal First Quarter and Full-Year 2018 Financial Outlook

Hill-Rom provided its fiscal first quarter and full-year 2018 financial outlook. For the full-year, Hill-Rom expects revenue to increase 3 to 4 percent on a reported basis and approximately 2 to 3 percent on a constant currency basis. The company expects core revenue to increase approximately 3 percent. Core revenue excludes foreign currency, Mortara, divestitures and other non-strategic assets the company may exit. Hill-Rom expects adjusted earnings, excluding special items, of $4.22 to $4.30 per diluted share and $330 to $340 million in operating cash flow (including the outflows associated with restructuring and integration activities).

For the fiscal first quarter 2018, Hill-Rom expects revenue to increase approximately 3 percent on a reported basis, approximately 2 percent on a constant currency basis, and core revenue to be approximately flat to the prior year. Hill-Rom expects adjusted earnings, excluding special items, of $0.77 to $0.79 per diluted share. This outlook reflects an unfavorable impact from product supply disruptions of approximately $0.03 per diluted share related to Hurricane Maria.

………………………………………………………….
Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc., routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.05 to $1.10 per diluted share for the year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions and our ongoing footprint and portfolio optimization, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:00 a.m. (CT) or 8:00 a.m. (ET).

Conference Call Audio Only Dial-in information: To participate in the conference call, dial (877) 304-8969 (domestic) or (631) 291-4543 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The Confirmation Code is 84778918.

Webcast: A simultaneous webcast of the call will be accessible via the company’s website at http://ir.hill-rom.com/events.cfm.

A recording of the webcast/call audio will be available for telephone replay through November 10, 2017. To access the replay, dial (855) 859-2056 (domestic) or (404) 537-3406 (international). For the replay, callers will need to use confirmation code #84778918. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

Presentation: A supplementary presentation will be posted to the Hill-Rom website prior to the webcast.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data)

	Quarter Ended September 30		Year Ended September 30
	2017	2016	2017	2016
Net revenue
Product sales and service	$643.5	$613.0	$2,358.1	$2,263.4
Rental revenue	94.8	93.0	385.6	391.8
Total revenue	738.3	706.0	2,743.7	2,655.2
Cost of revenue
Cost of goods sold	330.2	313.4	1,235.8	1,209.4
Rental expenses	45.6	45.9	187.3	188.8
Total cost of revenue	375.8	359.3	1,423.1	1,398.2
Gross profit
Product sales and service	313.3	299.6	1,122.3	1,054.0
Rental	49.2	47.1	198.3	203.0
Total gross profit	362.5	346.7	1,320.6	1,257.0
As a percentage of sales	49.1%	49.1%	48.1%	47.3%

Research and development expenses	31.5	32.0	133.7	133.5
Selling and administrative expenses	223.9	212.8	876.1	853.3
Special charges	(6.3)	8.4	37.4	39.9

Operating profit	113.4	93.5	273.4	230.3

Other income (expense), net	(23.1)	(13.6)	(90.4)	(81.2)

Loss on extinguishment of debt	—	(10.8)	—	(10.8)

Income tax expense	21.2	17.7	50.7	15.5

Net income	69.1	51.4	132.3	122.8

Less: Net loss attributable to noncontrolling interests	(0.3)	(0.3)	(1.3)	(1.3)

Net income attributable to common shareholders	$69.4	$51.7	$133.6	$124.1

Diluted earnings per share	$1.03	$0.77	$1.99	$1.86

Average common shares outstanding - diluted (thousands)	67,368	66,862	67,225	66,596

Dividends per common share	$0.18	$0.17	$0.71	$0.67

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions)

					U.S.	OUS
	Quarter Ended September 30		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$643.5	$613.0	5.0%	3.9%	3.6%	7.7%	4.5%

Rental revenue	94.8	93.0	1.9%	1.5%	1.1%	9.9%	5.0%

Total revenue	$738.3	$706.0	4.6%	3.6%	3.2%	7.8%	4.5%

Patient Support Systems	$371.1	$382.3	(2.9)%	(3.8)%	(2.0)%	(5.3)%	(8.7)%

Front Line Care	245.4	211.5	16.0%	15.5%	10.0%	33.9%	31.8%

Surgical Solutions	121.8	112.2	8.6%	6.6%	9.7%	7.2%	3.0%

Total revenue	$738.3	$706.0	4.6%	3.6%	3.2%	7.8%	4.5%

OUS - Outside of the U.S.

					U.S.	OUS
	Year Ended September 30		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$2,358.1	$2,263.4	4.2%	4.6%	4.7%	3.2%	4.4%

Rental revenue	385.6	391.8	(1.6)%	(1.3)%	(1.1)%	(5.1)%	(2.6)%

Total revenue	$2,743.7	$2,655.2	3.3%	3.7%	3.6%	2.7%	4.0%

Patient Support Systems	$1,423.9	$1,437.2	(0.9)%	(0.6)%	0.2%	(3.9)%	(2.8)%

Front Line Care	885.3	809.7	9.3%	9.7%	8.0%	12.8%	14.0%

Surgical Solutions	434.5	408.3	6.4%	7.2%	8.1%	4.7%	6.4%

Total revenue	$2,743.7	$2,655.2	3.3%	3.7%	3.6%	2.7%	4.0%

OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Quarter Ended September 30, 2017					Quarter Ended September 30, 2016
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	49.1%	15.4%	$90.3	$21.2	$1.03	49.1%	13.2%	$69.1	$17.7	$0.77
Adjustments:
Acquisition and integration costs	0.3%	0.6%	4.4	1.7	0.04	0.1%	0.7%	5.2	1.6	0.05
Acquisition-related intangible asset amortization	—%	3.8%	28.2	7.5	0.31	—%	3.4%	23.8	7.0	0.25
Field corrective actions	(0.1)%	(0.1)%	(0.5)	(0.1)	(0.01)	—%	—%	0.1	—	—
Litigation settlements and expenses[2]	—%	(1.6)%	(11.9)	(4.3)	(0.11)	—%	—%	—	—	—
Special charges	—%	1.2%	8.8	4.8	0.06	—%	1.2%	8.4	2.9	0.08
Debt refinancing	—%	—%	—	—	—	—%	—%	12.9	4.7	0.1
Gain on disposition	—%	—%	—	—	—	—%	—%	(10.1)	(3.7)	(0.1)
Adjusted Basis	49.3%	19.3%	$119.3	$30.8	$1.32	49.2%	18.6%	$109.4	$30.9	$1.18
[1] Total does not add due to rounding
[2] Fiscal 2017 includes favorable litigation settlement of $15.1 million which was recognized as Special charges in our Condensed Consolidated Statements of Income

	Year Ended September 30, 2017					Year Ended September 30, 2016
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	48.1%	10.0%	$183.0	$50.7	$1.99	47.3%	8.7%	$138.3	$15.5	$1.86
Adjustments:
Acquisition and integration costs	0.2%	0.9%	23.5	9.7	0.21	0.8%	1.5%	38.9	11.3	0.41
Acquisition-related intangible asset amortization	—%	4.0%	108.4	34.2	1.10	—%	3.6%	95.9	31.7	0.96
Field corrective actions	—%	—%	—	(0.2)	—	—%	—%	0.2	(0.1)	—
Litigation settlements and expenses[2]	—%	(0.3)%	(9.4)	(3.4)	(0.09)	—%	—%	—	—	—
Special charges	—%	1.9%	52.5	10.3	0.63	—%	1.5%	39.9	13.4	0.40
Foreign tax law change	—%	—%	—	(2.2)	0.03	—%	—%	—	—	—
Foreign valuation allowance	—%	—%	—	—	—	—%	—%	—	19.5	(0.29)
Debt refinancing	—%	—%	—	—	—	—%	—%	12.9	4.7	0.12
Gain on disposition	—%	—%	(1.0)	(0.4)	(0.01)	—%	—%	(10.1)	(3.7)	(0.10)
Adjusted Basis	48.3%	16.3%	$357.0	$98.7	$3.86	48.1%	15.3%	$316.0	$92.3	$3.38
[1] Total does not add due to rounding
[2] Fiscal 2017 includes favorable litigation settlement of $15.1 million which was recognized as Special charges in our Condensed Consolidated Statements of Income

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$231.8	$232.2
Trade accounts receivable, net of allowances	579.3	515.1
Inventories, net	284.5	252.0
Other current assets	70.6	82.8
Total current assets	1,166.2	1,082.1

Property, plant and equipment, net	355.4	350.0
Intangible assets
Goodwill	1,759.6	1,584.4
Other intangible assets and software, net	1,144.0	1,143.3
Other assets	103.5	102.6

Total Assets	$4,528.7	$4,262.4

Liabilities
Current Liabilities
Trade accounts payable	$167.9	$136.0
Short-term borrowings	188.9	210.1
Other current liabilities	301.9	316.2
Total current liabilities	658.7	662.3

Long-term debt	2,120.4	1,938.4
Other long-term liabilities	384.0	425.8

Total Liabilities	3,163.1	3,026.5

Total Shareholders' Equity Attributable to Common Shareholders	1,358.2	1,227.2

Noncontrolling interests	7.4	8.7

Total Shareholders' Equity	1,365.6	1,235.9

Total Liabilities and Shareholders' Equity	$4,528.7	$4,262.4

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30
	2017	2016
Operating Activities
Net income	$132.3	$122.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	82.0	86.2
Amortization	20.4	26.9
Acquisition-related intangible asset amortization	108.4	95.9
Loss on extinguishment of debt	—	10.8
Provision for deferred income taxes	(32.8)	(0.5)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	24.7	1.9
Pension contribution to master pension plan	—	(30.0)
Gain on sale of businesses	(1.0)	(10.1)
Stock compensation	23.0	23.1
Excess tax benefits from employee stock plans	—	(3.6)
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	(42.5)	(15.8)
Inventories	(14.9)	21.3
Other current assets	15.0	27.7
Trade accounts payable	21.6	(0.5)
Accrued expenses and other liabilities	(32.3)	(73.0)
Other, net	7.2	(1.9)
Net cash provided by operating activities	311.1	281.2
Investing Activities
Capital expenditures and purchases of intangible assets	$(97.5)	$(83.3)
Proceeds on sale of property and equipment leased to others	15.1	2.2
Payment for acquisition of businesses, net of cash acquired	(311.4)	(25.3)
Proceeds on sale of businesses	5.8	10.3
Other	(1.4)	(1.6)
Net cash used in investing activities	(389.4)	(97.7)
Financing Activities
Proceeds from borrowings on long-term debt	$300.0	$530.4
Payment of long-term debt	(73.2)	(767.9)
Borrowings on Revolving Credit Facility	180.0	156.9
Payments on Revolving Credit Facility	(325.8)	(20.0)
Borrowings on Securitization Program	124.5	—
Payments on Securitization Program	(45.4)	—
Debt issuance costs	(5.1)	(2.3)
Purchase of noncontrolling interest of former joint venture	—	(0.4)
Payment of cash dividends	(46.6)	(43.8)
Proceeds from exercise of stock options	17.8	6.2
Proceeds from stock issuance	5.0	3.8
Excess tax benefits from employee stock plans	—	3.6
Treasury stock acquired	(60.6)	(8.4)
Net cash provided by (used in) financing activities	70.6	(141.9)
Effect of exchange rate changes on cash	7.3	(2.2)
Net Cash Flows	(0.4)	39.4
Cash and Cash Equivalents
At beginning of period	232.2	192.8
At end of period	$231.8	$232.2